Exhibit 4.14

POSSESSORY SECURITY AGREEMENT

This Possessory Security Agreement is made this 14th day of July, 2004 by US UNWIRED INC., a Louisiana corporation (hereinafter referred to as “Grantor”), in favor of WHITNEY NATIONAL BANK (“Secured Party”). Grantor’s taxpayer identification number is 72-1457316. Grantor’s chief executive office is located at 901 Lakeshore Drive, Lake Charles, Louisiana 70601. “Borrower” shall mean US Unwired Inc.

To secure payment of all obligations and liabilities of Grantor and Borrower to Secured Party under any letter of credit agreements or with respect to any letters of credit issued by, for, or on behalf of Borrower, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys’ fees, expenses of collection and costs, (collectively, the “Obligations”), Grantor pledges, pawns and delivers to Secured Party, and grants to Secured Party a continuing security interest in, and a right of set-off and compensation against Grantor’s rights in all security entitlements, investment property, and financial assets that may now or hereafter placed, held or deposited in Whitney National Bank Trust Account Number 1009392001 (the “Trust Account”), whether tangible or intangible, in certificated or book entry form, including without limitation, any and all cash, money market funds, mutual fund shares, government bonds, government securities, shares of stock, stock certificates, investment securities, uncertificated securities, bonds, commodity contracts, commodity accounts, general intangibles and any other property held from time to time in the Trust Account, together with all property added to or substituted for any of the foregoing, and all interest, dividends, income, fruits, returns, accessions, profits, corporate distributions (including, without limitation, stock splits and stock dividends), products and proceeds of any of the foregoing (collectively, “Collateral”). Notwithstanding the foregoing, the Collateral shall secure only the Obligations and no other indebtedness now or hereafter owed to Secured Party. The terms “instruments,” “documents,” “chattel paper,” “investment property,” “deposit accounts,” “securities accounts,” “financial assets” and “proceeds” shall have the meanings provided in the Louisiana Commercial Laws.

All Collateral shall remain subject to this Possessory Security Agreement until all of the Obligations have been paid and the Collateral has been returned by Secured Party to the possession of Grantor. Secured Party may renew certificates of deposit or other renewable items included in the Collateral. All interest, dividends, income, fruits, returns, accessions, profits, corporate distributions (including, without limitation, stock splits and stock dividends), and proceeds with respect to the Collateral shall be delivered upon receipt to Secured Party in negotiable form. Grantor shall execute any endorsements, assignments, stock powers and financing statements with respect to the Collateral, in form and substance satisfactory to Secured Party, that Secured Party may request. Grantor represents and warrants that (a) Secured Party shall at all times have a perfected first priority security interest in the Collateral free of all other security interests, liens and claims, and (b) the description and identification of the Collateral and Grantor’s name, social security or taxpayer identification number, and principal residence or chief executive office are correctly stated herein. Grantor shall prevent the accrual of prescription or statute of limitations with respect to the Collateral no later than sixty (60) days prior to the date on which enforcement would be barred, and shall execute any additional documents reasonably required to perfect the security interest of Secured Party in the Collateral. Should any Collateral decline in value after the date of this Possessory Security Agreement, Grantor shall, within five (5) days after receiving notice from Secured Party of such decline in value, grant a security interest in and deliver to Secured Party additional property satisfactory to Secured Party. Grantor authorizes Secured Party, in its sole discretion (a) to notify the obligor on any Collateral to make payments directly to Secured Party and (b) to receive and recover any money or other property at any time due with respect to the Collateral and in connection therewith, endorse notes, checks, drafts or other evidence of payments. To the extent that any stocks, bonds or other securities are included in the Collateral, Grantor (a) covenants not to vote any Collateral in any manner that would adversely affect Secured Party’s rights and (b) authorizes Secured Party, in its discretion, to transfer to or register in its name or the name of its nominee any of the Collateral, with or without indication of the security interest herein created. Secured Party is not obligated to take any of the foregoing actions or to preserve Grantor’s rights with respect to the Collateral including, without limitation, rights against prior parties and shall not be liable in any manner with respect to the Collateral. Any responsibility of Secured Party with respect to the Collateral, whether arising contractually or as a matter of law, is hereby expressly waived.

If Grantor or Borrower defaults in the timely payment or performance of any of the Obligations, or if any warranty or representation of Grantor or Borrower to Secured Party should be untrue at any time, then, at the option of Secured Party, the Obligations shall be immediately due and payable in full without notice or demand, and Secured Party may sell, assign, transfer and effectively deliver all or any part of the Collateral at public or private sale, without recourse to judicial proceedings and without demand, appraisement or advertisement, all of which are hereby expressly waived by Grantor to the fullest extent permitted by law. For purposes of executory process, Grantor acknowledges the indebtedness owed under the Obligations, confesses judgment in favor of Secured Party for the full amount of the Obligations, and agrees to enforcement by executory process. Grantor waives (a) the benefit of appraisal provided in Art. 2723 of the Louisiana Code of Civil Procedure and (b) the demand and three (3) days delay provided by Articles 2639 and 2721, Louisiana Code of Civil Procedure. Secured Party may, at its option, enforce any mortgage note pledged hereby and cause the mortgaged property to be seized and sold by executory or other process in accordance with law and the terms of the mortgage. Grantor grants to Secured Party an irrevocable mandate and power of attorney (coupled with an interest) to exercise, after default, at Secured Party’s sole discretionary option and without any obligation to do so, all rights that Grantor has with respect to the Collateral, including, without limitation, the right to exercise all rights of inspection, deriving from Grantor’s ownership of or other interest in the Collateral. If the proceeds from the sale or enforcement of the Collateral are insufficient to satisfy all of the Obligations in full, all parties obligated thereon shall remain fully obligated for any deficiency. The rights and remedies of Secured Party hereunder are cumulative, may be exercised singly or concurrently, and are in addition to any rights and remedies of Secured Party under applicable law.

Without releasing or affecting any of its rights, Secured Party may, one or more times, in its sole discretion, without notice to or the consent of Grantor or Borrower, take any one or more of the following actions: (a) release, renew or modify the obligations of Grantor, Borrower or any other party; (b) release, exchange, modify, or surrender in whole or in part Secured Party’s rights with respect to any collateral for the Obligations; (c) modify or alter the term, interest rate or due date of any payment of any of the Obligations; (d) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with Grantor or Borrower; (e) change its manner of doing business with Grantor, Borrower or any other party; or (f) impute payments or proceeds of any collateral furnished for any of the Obligations, in whole or in part, to any of the Obligations, or retain the payments or proceeds as collateral for the Obligations without applying same toward payment of the Obligations, and Grantor hereby expressly waives any defenses arising from any such actions. The obligations of Grantor hereunder shall be joint, several and solidary and shall bind and obligate Grantor’s successors, heirs and assigns. Secured Party may assign and transfer the Collateral to an assignee of any of the Obligations, whereupon such transferee shall become vested with all powers and rights granted to Secured Party under this Possessory Security Agreement. If any provision of this Possessory Security Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Possessory Security Agreement shall remain in full force and effect. This Possessory Security Agreement shall be governed by the internal laws of the State of Louisiana.

Secured Party hereby accepts this Possessory Security Agreement.

WHITNEY NATIONAL BANK, SECURED PARTY		GRANTOR: US UNWIRED INC.

By:	/s/ STEPHEN C. LACY	By:	/s/ ROBERT PIPER
	Stephen C. Lacy		Robert Piper
Its:	Vice President	Its:	President

2

AUTHORIZATION

RESOLVED, that Whitney National Bank (“Whitney”) is hereby designated as an authorized banking facility for this company (the “Company”) which hereby authorizes X any of the following individuals acting alone ☐ any                  of the following individuals acting together (the “Agent” whether one or more);

/s/ ROBERT PIPER
Robert Piper
Title:	President

and such Agent’s successors in office or position, to act, on behalf of, in the name of, and for the account of the Company, to transact with Whitney all of the matters authorized in the following resolution which have been designated and selected by checking one or more of the following corresponding headings:

☐ (1) Deposit Accounts	☐ (2) Borrowing	☒ (3) Granting Security

☐ (4) Letters of Credit	☐ (5) Funds Transfer Services	☐ (6) Guaranties

☐ (7) All transactions, including (1) through (6)

Special Conditions and Instructions:

FURTHER RESOLVED, subject to any conditions set forth in the previous resolution, that the Agent, and the Agent’s successors in office or position, is authorized to act in the name and on behalf of the Company in each of the following matters that have been selected by checking the headings set forth above:

(1) DEPOSIT ACCOUNTS. To act on behalf of the Company and in its name, to open and maintain one or more checking, savings, or other deposit accounts with Whitney, to sign, execute and modify such signature cards, applications, deposit agreements and forms as the Agent shall deem appropriate from time to time, including authorizations to apply funds and other property against obligations of the Company to Whitney; to sign or use a signature stamp or facsimile signature to sign, checks, drafts, instruments, bills of exchange, acceptances, and other instruments and orders for the payment of money from all deposit accounts at Whitney in the name or under the control of the Company (the “Accounts”); to deposit and/or endorse checks, instruments, bills, drafts, certificates of deposit, bonds and other instruments, evidences of indebtedness and orders payable to, owned or held by the Company; to accept drafts, acceptances, instruments and/or other evidences of indebtedness payable at or through Whitney, to waive presentment, demand, protest and notice of protest or dishonor of any checks, instruments, drafts, acceptances, instruments or other evidences of indebtedness made, drawn or indorsed by the Company; to withdraw funds from the Accounts by written or oral order or request; and otherwise to deal with Whitney in connection with the foregoing. The opening and maintaining of the Accounts and all transactions in connection therewith shall be governed by the rules governing deposit accounts promulgated by Whitney, as such rules may be amended from time to time, and by all applicable federal, state and local laws. The Company, acting through the Agent, is also authorized (1) to purchase certificates of deposit, bonds, notes and other such savings instruments from Whitney; (2) to obtain and contract for other related services from Whitney, such as rental of safe deposit boxes, which related services shall be governed by agreements contained on the application or signature cards pertaining to the applicable services, as such agreements may be modified form time to time. Endorsements for deposit may be evidenced merely by the name of the Company being written or stamped on the instrument deposited, without designation of the party making the endorsement. Whitney is hereby authorized to honor, receive, certify, and/or pay all the instruments or evidences of indebtedness, checks, drafts, and other items enumerated or described in this paragraph even though drawn or endorsed to bearer or to the order, individually, of the Agent signing the same or tendered for cashing, or in payment of the individual obligations of such Agent, or for deposit into the Agent’s personal account; and Whitney shall not be expected, required or under any obligation to inquire as to the circumstances of the issuance or use of any document or item signed or endorsed in accordance with the foregoing paragraphs or the application or disposition of such documents or items or the proceeds thereof;

(2) BORROWING. To borrow money from Whitney in such amounts and on such terms and conditions, and at such interest rates as the Agent may determine; to renew or modify all loans to the Company one or more times; to execute such promissory notes and loan agreements, credit card arrangements, related loan documentation and any renewals, modifications or extensions thereof as maybe necessary or required by Whitney or deemed appropriate by Agent; and to grant to Whitney security rights in all deposit accounts and other property that may at any time be in the possession of Whitney, all in the sole discretion of the Agent.

(3) SECURITY INTERESTS. In order to secure all obligations of the Company to Whitney, direct or indirect, now existing or hereafter arising, to grant mortgages, assignments, pledges and security interests in any or all of the Company’s property, and to execute in favor of Whitney from time to time one or more pledge agreements, assignment agreements, mortgages, collateral notes, collateral mortgages, security agreements and other agreements and instruments of any kind, covering all or any part of the Company’s property, which instruments shall contain terms and conditions deemed appropriate in the sole discretion of Agent, including provisions for confession of judgment, waiver of appraisement, waiver of demand and all delays, and authorization of executory process proceedings, all of which are expressly consented to by the Company.

(4) LETTERS OF CREDIT. To execute applications for letters of credit and/or amendments thereto, in such amounts and on such terms and conditions as the Agent may determine to be appropriate, to secure the Company’s obligations to Whitney under such agreements by granting pledges and security interests in any property belonging to the Company, and to waive discrepancies in any documents required to be presented thereunder.

(5) FUNDS TRANSFER SERVICES. To execute and modify Funds Transfer Services Agreements with Whitney setting forth the terms and conditions under which Whitney shall receive and transfer the Company’s funds by electronic transmission or other means, including without limitation, the right to designate accounts of the Company for use in connection with such transfers, to designate and replace individuals who shall be authorized by the Company to initiate and/or approve funds transfers, and to take and authorize such actions on behalf of the Company as may be authorized or required, or may be necessary or convenient, under the Company’s Funds Transfer Services Agreement, as in effect from time to time. All and all documents and agreements executed by Agent under this authorization shall contain such terms and conditions as shall appear, in the sole discretion of the Agent, to be necessary or appropriate.

(6) GUARANTIES. To execute guaranties and endorsements of obligations of _______________________________________ __________________________________________ (“Borrower”) binding the Company

2

jointly, severally and solidarily with Borrower in such amounts and under such terms and conditions as the Agent determines to be appropriate in the Agent’s sole discretion, such execution to evidence conclusively that the Company received legally sufficient consideration for such endorsement or guaranty; to secure such guaranty or endorsement , or the obligations of Borrower by executing and delivering in favor of Whitney from time to time one or more pledge or assignment agreements, mortgages, collateral notes, collateral mortgages, and other security agreements and instruments of any kind, covering all or any part of the Company’s property, which instruments shall contain terms and conditions deemed appropriate in the sole discretion of Agent, including provisions for confession of judgment, waiver of appraisement, waiver of demand and all delays and authorization of executory process proceedings, all of which are expressly consented to by the Company.

(7) GENERAL AUTHORIZATION. To engage in business transaction of all natures and kinds and /or to enter into all manner and kinds of contractual relationships with Whitney; and to execute contracts, documents and instruments evidencing such transactions upon such terms and conditions as the Agent may deem appropriate, in the Agent’s sole discretion, and without limiting the generality of the foregoing, the Agent is hereby expressly authorized and empowered on behalf of, in the name of, and for the Company’s account, to transact with Whitney, the matters set forth above in sections (1) through (6) of this resolution.

FURTHER RESOLVED, that in connection with each of the applicable authorizations set forth above, the Agent is authorized, empowered and directed to take all actions and to execute and deliver to Whitney all documents that in the sole discretion of Agent appear necessary, advisable or appropriate, and the Company shall be bound by all such actions and documents.

FURTHER RESOLVED, that the company shall furnish to Whitney a certified copy of these authorizations, and Whitney is hereby authorized to deal with the Agent under the authority of this instrument unless and until Whitney shall be expressly notified in writing to the contrary by the Company. Further, Whitney shall at all times be protected in recognizing as authorized officers and agents coming within the purview of these paragraphs any persons named in a letter, form or other notice signed by the Agent;

FURTHER RESOLVED, that the Company shall, from time to time hereafter, as changes in the personnel of such offices, positions, officers representatives and/or employees of the Company named or described above are made, immediately certify such changes to Whitney. Whitney shall be fully protected in relying upon such certifications of the Company, and shall be indemnified and saved harmless from any claims, demands expenses losses and /or damages resulting from, or growing out of, honoring the signature of any officer or individual so certified, or refusing to honor any signature not so certified which is not described or stated above;

FURTHER RESOLVED, that any and all transactions by any officers, representatives, employees or agents of the Company on its behalf and in its name with Whitney prior to delivery of an original or certified copy of the foregoing are, in all respects, hereby ratified, confirmed and adopted, such transactions to the extent they were done prior to such delivery being given retroactive effect.

3

CERTIFICATION

CERTIFICATION FOR CORPORATIONS

I certify that the above and foregoing resolution have been duly adopted by the board of directors of US Unwired, Inc., a corporation duly organized and existing under the laws of the state of Louisiana, that the above resolutions are duly entered in the minute book of this corporation, that the resolutions are in full force and effect on the date hereof, and that the following persons are the duly qualified, elected and acting officers, agents, employees and representatives of this corporation who are empowered to exercise the authorizations set forth in the above resolutions:

/s/ ROBERT PIPER
Name:	Robert Piper
Title:	President

WITNESS my signature as secretary or assistant secretary of this Corporation on this 14th day of July, 2004.

/s/ Illegible
Secretary or Assistant Secretary

ATTEST:

Attest by other Officer/ Director required only if the Secretary or Assistant Secretary certifying the resolutions is a signatory designated to act as Agent.

4